Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES PRESSURIZED GAS SYSTEMS BUSINESS

Paoli, PA, December 2, 2009—AMETEK, Inc. (NYSE: AME) announced the acquisition of the pressurized gas systems business of Ameron Global, Inc., a privately held company based in Baldwin Park, CA. The acquired business is a manufacturer of highly engineered pressurized gas components and systems for commercial and military aerospace customers. In addition they are a leader in the maintenance, repair and overhaul (MRO) of fire suppression and oxygen supply systems. The business has annual sales of approximately $20 million.

“This acquisition broadens the reach of our aerospace and defense business,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “The business serves a wide variety of commercial aircraft and defense customers. Their products complement our existing aerospace safety products and offer us important growth opportunities in fire detection, fire suppression, oxygen supply and other safety systems.”

“Ameron Global operates three facilities across the United States for the maintenance, repair and overhaul of fire suppression and oxygen supply systems, adding complementary and differentiated capabilities to our existing global MRO network. Coupled with other recent AMETEK MRO acquisitions and expansion activities, we have a significant and growing presence in this attractive market,” comments Mr. Hermance.

This business joins AMETEK within its Aerospace & Defense division, which is a leading supplier of engine and aircraft sensors and monitoring systems; data acquisition units; fuel and fluid measurement systems; cables and harness assemblies; solid-state power distribution products; avionics blowers and fans; heat transfer and cooling systems; and maintenance, repair and overhaul services.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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AMETEK ACQUIRES PRESSURIZED GAS SYSTEMS BUSINESS

Forward-looking Information
Statements in this news release relating to future events such as AMETEK’s expected business and financial performance are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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